Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 20-F of Eqonex Limited of our report dated August 15, 2022, with respect to our audit of Eqonex Limited (the “Company”) consolidated financial statements as of March 31, 2022 and for the year then ended. We also consent to the reference to our Firm under the caption “Experts” in such Annual Report.

/s/ MAZARS USA LLP

New York, New York

August 15, 2022